EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Microtek Medical Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-85668, No. 33-93526, No. 33-93528, No. 333-11407, No. 333-36049, No. 333-70033, No. 333-81605, No. 333-81637, No. 333-89696 and No. 333-117736) on Form S-8 of Microtek Medical Holdings, Inc. and subsidiaries of our report dated March 11, 2005, with respect to the consolidated balance sheets of Microtek Medical Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Microtek Medical Holdings, Inc.

Jackson, Mississippi	KPMG LLP
March 15, 2005